Exhibit 99.1

Conversion Labs Appoints Seasoned Financial and Operational Executive, Marc Benathen, as Chief Financial Officer

NEW YORK, Feb. 05, 2021 (GLOBE NEWSWIRE) — Conversion Labs, Inc. (NASDAQ: CVLB), a leading direct-to-consumer telemedicine company, has appointed Marc Benathen as chief financial officer, effective March 1. He succeeds Juan Manuel Piñeiro Dagnery, who will continue as chief revenue officer.

Benathen is an accomplished senior financial and operational executive with 18 years of experience leading multiple areas of finance and operations, including corporate strategy, procurement and supply chain, technology, legal and customer service. He also brings to the company experience in team building and leading complex capital market transactions, M&A and joint ventures, as well as leadership of cross-functional business initiatives.

“Marc’s extensive financial knowledge, operational experience, and business analytics capabilities are a great fit with our growing team of industry experts,” commented Justin Schreiber, CEO of Conversion Labs. “His senior-level financial experience at a NYSE-listed company involved in eCommerce also fits well with our rapidly growing direct-to-consumer telemedicine business. We expect Marc’s contributions to prove invaluable as we work to advance Conversion Labs to its next level of operational growth and expansion.”

For the past seven years, Benathen has served as senior vice president and chief financial officer at Blink Fitness, a fast-growing national fitness company with both traditional gym locations and digital offerings. He served as an integral member of Blink’s executive committee, which oversaw the growth of the company from 20 to 107 locations nationwide. He also led the ground-up build of the finance and operational departments reporting to him.

At Blink, he was responsible for leading numerous financial and strategic initiatives during his tenure, including multi-hundred-million-dollar capital market transactions, M&A, joint ventures, and pricing initiatives, and helping to successfully steer the company’s national expansion.

Prior to Blink, he served as senior manager of corporate finance at Ann, Inc., a $2 billion public specialty women’s retailer with more than 1,000 locations, four divisions (Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet), and e-Commerce and global manufacturing operations. Benathen oversaw a $160 million plan for new store development, remodels, new technology adoption and eCommerce expansion. He co-led a new omni-channel business effort that added $15 million in incremental profits over a two-year period.

Benathen earlier served as director of financial reporting, planning and analysis at Partsearch Technologies, a private equity-backed consumer electronics and home appliance parts and accessories company. Prior to its acquisition by its largest customer, he led the company’s financial reporting processes, including modeling $10 million in annual savings and significant gross margin expansion as part of a company-wide restructuring.

“I could not be more impressed by the energy and passion of Conversion Labs’ leadership team, which is evident in the phenomenal growth they’ve been driving over the last year,” stated Benathen. “As the healthcare industry makes a massive shift towards telemedicine and online pharmacy, Conversion Labs continues to be at the forefront of this transition. I’m looking forward to doing my part to support the strong growth outlook ahead in 2021 and beyond.”

Earlier in his career, Benathen served as manager of finance, accounting and global planning at Fortent, a security and tech company specializing in risk, compliance, and financial crime prevention. He also earlier served as a senior financial analyst for Businessweek, which was a unit of McGraw Hill, the $6 billion public information and media publishing company. He previously served in a similar capacity at NetJets, the leading provider of fractional and private aviation services worldwide and a Berkshire Hathaway portfolio company.

Benathen earned his Bachelor of Business Administration in finance with honors from Baruch College in New York City. He currently serves on the board of directors of Baruch College Alumni Association, after earlier serving as president and treasurer.

About Conversion Labs

Conversion Labs, Inc. is a leading telemedicine company with a portfolio of online direct-to-consumer brands. The company combines virtual medical treatment with prescription medications and unique over-the-counter products. Its network of licensed physicians offers telemedicine services and direct-to-consumer pharmacy to consumers across the U.S. To learn more, visit Conversionlabs.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Conversion Labs, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.